Exhibit (a)(5)(F)

PAVMED ANNOUNCES PRELIMINARY RESULTS OF OFFER TO EXCHANGE SERIES W WARRANTS FOR SERIES Z WARRANTS

NEW YORK (April 4, 2018) – PAVmed Inc. (Nasdaq: PAVM, PAVMW) (the “Company”), a highly differentiated, multiproduct medical device company, today announced the preliminary results of its previously disclosed offer to exchange each of its Series W Warrants (Nasdaq: PAVMW, the “Series W Warrant”) for 0.5 Series Z Warrants (the “Offer”). The Offer expired at 5:00 p.m. Eastern time on April 2, 2018.

Based on the preliminary count by Continental Stock Transfer & Trust Company, the depositary for the Offer, approximately 10,151,682 Series W Warrants were validly tendered and not validly withdrawn, including approximately 117,924 that were tendered through notice of guaranteed delivery, representing approximately 96.4% of the outstanding Series W Warrants. PAVmed expects to accept for exchange all of such Series W Warrants and to issue approximately 5,075,841 Series Z Warrants in exchange for such Series W Warrants.

The number of Series W Warrants tendered and not withdrawn are preliminary and are subject to verification by the depositary and the proper delivery of all Series W Warrants tendered (including Series W Warrants tendered pursuant to guaranteed delivery procedures). The actual number of Series W Warrants properly tendered and not properly withdrawn will be announced promptly following the guaranteed delivery period and completion of the verification process. Promptly after such announcement, PAVmed will issue Series Z Warrants in exchange for the Series W Warrants properly tendered and accepted under the tender offer.

The Offer was made pursuant to an Offer to Exchange, dated February 20, 2018, as amended on March 5, 2018 and March 16, 2018, and the related Letter of Transmittal, dated February 20, 2018. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct medical device company employing a unique business model designed to advance innovative products to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its three lead products provide groundbreaking approaches to carpal tunnel syndrome (CarpX™), vascular access (PortIO™) and pediatric ear infections (DisappEAR™). The company is also developing innovative products in other areas, such as medical infusions and tissue ablation, while seeking to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For further information, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

Media
PAVmed Inc.
212-949-4319
info@pavmed.com

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